Exhibit 15 under Form N-1A
                                          Exhibit 1 under Item 601/Reg. S-K

                            BT INVESTMENT FUNDS
                           PLAN OF DISTRIBUTION

     This Plan, when effective in accordance with its terms, shall be the written plan of BT Investment Funds (the `Trust''), contemplated by Rule 12b-1 under the Investment Company Act of 1940, as amended (the `Act'').


W H E R E A S :

     The Trust has been organized to operate as an open-end management investment company and is registered as such under the Act;

     The Trust intends to distribute the shares of its series (each, a `Fund'') as listed on Schedule A hereto, and desires to adopt a distribution plan pursuant to Rule 12b-1 under the Act with respect to such Funds, and the Trustees of the Trust have determined, in the exercise of their reasonable business judgment and in light of their fiduciary duty, that there is a reasonable likelihood that adoption of this Plan will benefit each Fund and its shareholders; and

     The Trust desires to engage Edgewood Services, Inc. (`ESI'') to provide (or cause to be provided) certain distribution services for each Fund.

     NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:
     1. The Trust may reimburse ESI, as the distributor, for expenses incurred in connection with the distribution of the shares of the Funds at an annual rate not exceeding the percentage of the average daily net assets of the Fund as set forth on Schedule A hereto. Such expenses shall be calculated and accrued daily and reimbursed monthly or at such other intervals as the Board of Trustees shall determine.

     2. ESI may seek reimbursement under paragraph 1 of this Plan for expenses incurred in connection with any activities primarily intended to result in the sale of the Funds' shares, including, but not limited to: compensation to and expenses (including overhead and telephone expenses) of account executives or other employees of ESI who, as their primary activity, engage in or support the distribution of shares; printing of prospectuses, statements of additional information and reports for other than existing Fund shareholders in amounts in excess of that typically used in connection with the distribution of shares of the Fund; costs of placing advertising in various media; services of parties other than ESI or its affiliates in formulating sales literature; and typesetting, printing and distribution of sales literature.

     3. The Trust shall pay all costs and expenses in connection with implementing and operating this Plan, subject to the limitation specified in paragraph 1 hereof. The Trust shall pay all costs and expenses associated with preparing the Fund's prospectuses and statements of additional information and in connection with printing them for an distributing them to existing shareholders and regulatory authorities, which costs and expenses shall not be considered distribution expenses for purposes of this Plan.

     4. This Plan together with any related agreements shall not take effect with respect to a Fund until it has been approved by a vote of at
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least a majority (as defined in the Act) of the outstanding voting securities of the Fund, if so required by Rule 12b-1 under the Act.

     5. This Plan together with any related agreements shall become effective with respect to a Fund upon approval by a majority vote of both
(i) the Board of Trustees and (ii) those Trustees who are not interested persons of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the ``ualified Trustees''), cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

     6. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided in paragraph 5 hereof.

     7. In each year that the Plan remains in effect, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall prepare and furnish to the Board and the Board shall review, at least quarterly, written reports complying with the requirements of Rule
12b-1 under the Act of the amounts expended under the Plan and purposes for which such expenditures were made.

     8. This Plan may be terminated at any time with respect to a Fund by a majority vote of the Qualified Trustees or by vote of a majority of the outstanding voting securities of the Fund.

     9. This Plan may not be amended in order to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof and no material amendment to the Plan shall be made
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unless approved in the manner provided for approval and annual renewal in paragraph 5 hereof.

     10. While this Plan shall be in effect, the selection and nomination of Trustees who are not interested persons of the Trust (as defined in the Act) shall be committed to the discretion of the Qualified Trustees then in office.

     11. ESI hereby acknowledges that (i) payments to be made by the Trust to ESI pursuant to this Plan shall be for actual expenses of ESI as contemplated hereunder, (ii) upon termination of this Plan with respect to a Fund, the benefits inuring to ESI hereunder with respect to that Fund shall immediately cease and (iii) to the extent expenses of ESI under this Plan in any fiscal year of a Fund exceed amounts payable under this Plan during such Fund's fiscal year, such expenses shall not be payable to ESI in any succeeding fiscal year of the Fund.

     12. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 7 hereof for a period of not less than six years from the date of (a) this Plan or (b) the agreements or such report, as the case may be, the first two years in an easily accessible place.

Dated: May 16, 1988
       as amended, April 1, 1990
       Revised:  September 30, 1996





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                                SCHEDULE A

                            BT INVESTMENT FUNDS
              SCHEDULE OF FEES UNDER THE PLAN OF DISTRIBUTION


Cash Management Fund                              0.20%
Treasury Money Fund                               0.20%
Tax Free Money Fund                               0.20%
NY Tax Free Money Fund                            0.20%
International Equity Fund                         0.20%
Utility Fund                                      0.20%
Intermediate Tax Free Fund                        0.20%
100% Treasury Fund                                0.20%
Capital Appreciation Fund                         0.20%
BT Investment Lifecycle Long Range Fund           0.20%
BT Investment Lifecycle Mid Range Fund            0.20%
BT Investment Lifecycle Short Range Fund          0.20%
Liquid Assets Fund                                0.20%
Global High Yield Securities Fund                 0.20%
Latin American Equity Fund                        0.20%
Small Cap Fund                                    0.20%
European Equity Fund                              0.20%
Pacific Basis Equity Fund                         0.20%
International Bond Fund                           0.20%